EXHIBIT 10.6

FIRST AMENDMENT TO THE
AMENDED AND RESTATED NCR CHANGE IN CONTROL SEVERANCE PLAN

WHEREAS, NCR Corporation (the “Company”) has previously adopted the NCR Change in Control Severance Plan as amended and restated and in effect on December 31, 2008 (the “Plan”); and
WHEREAS, the Compensation and Human Resource Committee of the Board of Directors of the Company has recommended to the Board of Directors of the Company (the “Board”) that the Plan be amended so as not to provide tax gross-up payments to any Participants who may become Participants in the Plan effective after the date of this amendment and, instead, to provide for reductions in payments to such Participants in certain circumstances as set forth below; and
WHEREAS, the Board has determined that, in furtherance of these objectives, it is desirable to amend the Plan as permitted by Section 6.2 of the Plan;

NOW THEREFORE, effective as of January 27, 2010, the Plan is hereby amended as follows:

1. Section 4.4 is hereby amended by inserting a new Section 4.4(g) immediately following Section 4.4(f) to read as follows:
(g) Anything in this Plan to the contrary notwithstanding, Participants who become Participants in this Plan effective after January 27, 2010 shall be subject to the provisions set forth in Exhibit C, and Sections 4.4(a) through 4.4(f) shall have no application to any such Participant.
2. The Plan is hereby amended by inserting a new Exhibit C immediately following Exhibit B to read as follows:
Exhibit C
Certain Reductions in Payments for New Participants After January 27, 2010

(a) In the event that it shall be determined by the Accounting Firm that any Payment to a Participant who becomes a Participant in the Plan effective after January 27, 2010 would be subject to the Excise Tax, the Accounting Firm shall determine whether to reduce the aggregate amount of the Payments payable to such Participant under this Plan (the “Plan Payments”) to the Reduced Amount. The Plan Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Benefit if the Participant's Plan Payments were reduced to the Reduced Amount. If instead the Accounting Firm determines that the Participant would have a greater Net After-Tax Benefit if the Participant's Plan Payments were not reduced to the Reduced Amount, the Participant shall receive all Plan Payments to which the Participant is entitled under this Plan.
(b) If the Accounting Firm determines that the aggregate Plan Payments otherwise payable to a Participant should be reduced to the Reduced Amount pursuant to this Exhibit C, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Exhibit C shall be binding upon the Company and the Participant and shall be made within fifteen (15) days after a termination of the Participant's employment. The reduction of the Plan Payments to the Reduced Amount, if applicable, shall be made by first reducing the payments under Section 4.2(a), and then any payments due under Section 4.2(b)(ii), and then any benefits due under Section 4.2(d) (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c) Definitions. The following terms shall have the following meanings for purposes of this Exhibit C.
(i) “Accounting Firm” shall mean the Company's then current independent outside auditors, or such other nationally recognized certified public accounting firm as may be designated by the Plan Committee immediately prior to a Change In Control, provided that in the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Plan Committee may appoint another nationally recognized accounting firm to make the determinations required under this Exhibit C (which accounting firm shall then be referred to as the Accounting Firm hereunder).

(ii) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iii) “Net After-Tax Benefit” shall mean the aggregate Value of all Payments to a Participant, net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, as determined by the Accounting Firm.

(iv) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

(v) “Reduced Amount” shall mean the greatest amount of Plan Payments that can be paid that would not result in the imposition of the Excise Tax upon a Participant if the Accounting Firm determines to reduce Plan Payments pursuant to this Exhibit C.

(vi) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.
3.    Except as expressly modified hereby, the terms and provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned officer certifies that the Board of Directors of NCR Corporation has approved this amendment to the Plan effective this 27th day of January, 2010.
NCR Corporation
By:     /s/ Andrea Ledford
Name:     Andrea Ledford
Title:     SVP - Human Resources